AMERCO 3rd Quarter Investor Call

Moderator: Jennifer Flachman
February 10, 2005
11:00 am CT

Operator:

Good morning. My name is (Sarah) and I will be your conference facilitator. At this time I would like to welcome everyone to the AMERCO third quarter fiscal 2005 investor conference call.

All lines have been placed on mute to prevent any background noise.

After the speaker’s remarks there will be a question and answer period. If you would like to ask a question during this time simply press star then the number one on your telephone keypad. If you would like to withdraw your question press star then the number two on your telephone keypad.

Thank you. I would now like to turn the call over to Jennifer Flachman, Director of Investor Relations. Please go ahead ma’am.

Jennifer Flachman:

Thank you for joining us today and welcome to the AMERCO third quarter fiscal 2005 investor call.

Before we begin I would like to remind everyone that certain of the statements during this call regarding general revenues, income and general growth of our business constitute forward-looking statements contemplated under the Private Securities Litigation Reform Act of 1995. And certain factors could cause actual results to differ materially from those projected.

For a brief discussion of the risks and uncertainties that may affect AMERCO's business and future operating results please refer to Form 10-Q for the quarter ended December 31, 2004 which is on file with the Securities and Exchange Commission.

Participating in the call today will be Joe Shoen, Chairman of AMERCO and Rocky Wardrip, Assistant Treasurer of AMERCO. I will now turn the call over to Joe Shoen.

Joe Shoen:

Welcome to the AMERCO third quarter fiscal 2005 investor call. This is Joe Shoen speaking to you from Phoenix, Arizona.

As I did last quarter I will start with a narrative of operations. Rocky Wardrip, Assistant Treasurer, will then discuss the numbers and finally we will take your questions.

U-Haul ended the quarter with revenues down over the same period last year. The deconsolidation of SAC Holding and the sale of 78 properties to W.P. Carey lowered reported rental revenue.

Apples to apples however, revenue was up in both the self-move and the self-store segments.

U-Move rental revenue growth rate in the third quarter showed signs of improvement over that rate in the second quarter. The disruption of expected truck rental activity caused by the hurricanes in Florida appears to be returning to normal. Activity is still modestly down but it is trending up.

U-Haul is in the process of driving to expand its dealer organization. We added over 200 dealers in the third quarter. We anticipate further dealer expansion in the fourth quarter. Dealer expansion costs money in the short run but it is a building block in the company’s strategic plan.

As we have slowed the expansion of company owned or managed locations we have added U-Haul dealers in those growing markets where the customer is underserved. This allows U-Haul to serve customers while conserving the company’s capital.

In the self-storage part of our business both revenue and rooms rented remained robust during the third quarter. For the entire U-Haul self-storage network we are up 17,500 storage rooms rented over this same period last year. Our systems sales approach, the leverage off the self-move customer and improved operations all are driving are self-storage occupancy gains.

It looks like we have successfully held onto the gains we made through the fall and we are positioned to continue to make further gains in rooms rented this spring.

For the self-storage industry as a whole occupancy increases have been hard to get over the last 12 months, our performance is good. U-Haul continues its strategy of growing the self-storage industry via relationships with independent self-storage affiliates.

We finished the quarter with 1,543 self-storage affiliates. This number should continue to grow in the fourth quarter. All of this has positive implications for U-Haul’s competitive position.

At Oxford Life Insurance Company, Mark Haydukovich’s team continues to implement their business plan. Oxford continues to seek improved ratings from AM Best as part of its business plan. No change is anticipated before April. Oxford booked a reserve for probable litigation losses of $6.5 million in the quarter. Despite this loss Oxford is expected to end the year with a profit.

At Republic Western premium volume continued to decline as planned. Benefits and losses came in above plan due to the hurricane losses in Florida. There are about 8.5 million of these losses reflected in the third quarter.

As I have state before since Republic Western decided to no longer write non-U-Haul related risks we have been getting more and more confidence in our reserves. Very simply, the policies are expiring and soon there will be very little unknown liability. We can then calculate the excess of assets over reserves and assess the value of our Republic Western asset. The total policy count at Republic Western has declined as planned reflecting Republic Western’s exit from writing non-U-Haul related risks.

At AMERCO we caught up the deferred dividends on our preferred during the third quarter. We expect to remain on a regular dividend pattern going ahead. We also put the PwC litigation behind us in the third quarter. We are continuing to focus on what we are known for.

Looking ahead U-Haul activity typically bottoms out in the January/February time period. We are in the process now of adding 6,750 large trucks to our fleet. We should have 4,000 of these units positioned before summer, the remaining 2750 arriving over the summer.

We still have some potentially rough winter weather to ride out but so far there has been no unexpected weather impact on U-Haul activity. Overall U-Haul operations appear to be soundly positioned at this time.

Rocky will now address some of the numbers.

Rocky Wardrip:

Thanks Joe. For the nine-month period ended December 31, 2004 earnings per share were 88 cents as compared to a loss of $1.20 per share for the same period last year. The current quarter’s earnings per share were positively impacted by the litigation settlement and lower insurance expense and lower professional services expenses.

In aggregate these three items increased earnings per share by approximately $2.12 per share in the current quarter. Conversely the current quarter’s earnings per share were negatively impacted by the hurricane losses incurred by Republic Western, additional litigation loss contingencies recognized by Oxford and the SAC deconsolidation. The combined effect of these three items reduced earnings by approximately 49 cents per share in the current quarter.

For the nine-month period ended December 31, 2004 earnings per share were $5.25 versus $1.95 for the same period last year.

Total revenue for the quarter declined by 8.4% to $460.5 million versus $502.6 million in the prior year. U-Haul’s rental revenue increased by $5.6 million reflecting improvement in both moving equipment rental revenue and higher same store storage revenues.

Premiums decreased to $34.6 million from $56.1 million primarily reflecting an 80% decline at Rep West due to their exit from non-U-Haul lines of business. The deconsolidation of SAC Holdings or SAC Holding Corporation resulted in reporting revenues being reduced by $26.5 million as compared to the December quarter of last year.

For the nine-month period ended December 31, 2004 total revenue declined to $1.59 billion from $1.71 billion during the same period last year.

For the quarter cost and expenses fell by 8.6% to $460.2 million. The decrease is attributable to reduce benefits and losses due to reduced premium levels; the SAC deconsolidation and reduced insurance and professional services expenses.

Pre-tax non-insurance operations professional services component of cost and expenses were $6.7 million as compared to $13.9 million in the December quarter last year. Pre-tax non-insurance operations professional services are expected to be $35 to $40 million lower in the March 2005 quarter as compared to the March 2004 quarter.

Total cost and expenses for the nine-month period ended December 31, 2004 fell to $1.39 billion from $1.54 billion in the same period last year. Earnings from operations were $.3 million as compared to an operating loss of $1.0 million in the December quarter last year.

For the nine-month earnings from operations were $195.7 million as compared to $173.5 million in the same period last year. U-Haul’s operating earnings in the current quarter were $3.7 million as compared to an operating loss of $10.4 million in the same quarter last year.

The improvement reflects revenue growth combined with continuing cost containment programs and lower insurance expense due to a change in the timing of the recognition of insurance expense to track more closely with rental transaction volume as discussed during last quarter’s earnings call.

For the nine month ended December 31, 2004 U-Haul’s operating earnings increased to $172.7 million from $153.8 million during the same period in 2003.

Oxford’s operating loss for the quarter was $3.4 million as compared to operating earnings of $4.4 million in the prior year. The booking of additional litigation loss contingencies was responsible for the decline. For the nine-month period Oxford’s operating earnings were $2.7 million versus $7.8 million last year.

Rep West’s operating loss was $9.2 million in the current quarter as compared to an operating loss of $7.4 million in the prior year third quarter. For the nine-month period Rep West’s operating loss was $8.7 million as compared to an operating loss of $21.8 million in the prior year.

For the quarter EBITDA was $86.2 million as compared to $48.4 million during the same period last year. EBITDA plus lease expense was $124.7 million in the current quarter. For the nine month period ended December 31, 2004 EBITDA was $357.2 as compared to $315.8 million during the same period last year.

Nine month EBITDAR was $472.6 million versus $417.5 million last year. All of the current year EBITDA and EBITDAR numbers mentioned include litigation proceeds.

Interest expense declined from $31.2 million last year to $16.9 million during this year. The decrease reflects reduced interest expenses at AMERCO due to reduced debt levels and the SAC deconsolidation. AMERCO and its legal subsidiary’s debt level declined to $696.0 million at December 31, 2004.

The Foothill facility’s revolver availability at December 31 was $200 million. For the nine-month period interest declined to $54 million from $92.9 million last year. Net earnings for the quarter were $21.5 million as compared to a net loss of $21.7 million in the prior year. For the nine month period ended December 31, 2004 net earnings were $119 million as compared to $50.1 million during the first nine months of 2003.

At this point I will now turn it back to Joe.

Joe Shoen:

Thanks Rocky. We’ll go ahead now and take this to questions and answers if the moderator would go ahead and cut in.

Operator:

At this time I would like to remind everyone if you would like to ask a question please press star then the number one on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

Your first question comes from (Ian Gibson) with Granite Financial Group.

(Ian Gibson):

Hi good morning gentlemen. Could you give me Rocky the U-Haul storage revenue and the SAC storage revenue that is consolidated for the third quarter? And if you have it for the first and second quarter and the third quarter of last year since I appear to have slipped on those numbers.

Rocky Wardrip:

(Ian) what I have is just simply what AMERCO recognized during the third quarter.

(Ian Gibson):

Okay.

Rocky Wardrip:

For this year. I could certainly get you the numbers for last year and the SAC numbers I just don’t have the SAC numbers handy at this point. This year we recognized storage revenues of $27.8 million during the quarter.

(Ian Gibson):

That is just for AMERCO, does not include or I guess it does include the owned and managed and managed of SAC as well?

Rocky Wardrip:

It would include management fees earned from those locations but not the revenues associated with it.

(Ian Gilson):

Okay, okay.

Rocky Wardrip:

And last year that number was $33.8 million during the third quarter. The difference - the impact of the Carey properties during the quarter are on our recognized revenues or is about $8.1 million. So if we put them on a comparable basis on a same store we’re up about $2.1 million year to year (unintelligible).

(Ian Gilson):

Okay now I wasn’t quite sure but Joe mentioned what is the total truck count?

Joe Shoen:

The total truck count today is down I believe about 6,000 over the prior year. We published 94 I believe is that correct (Jack)?

(Jack):

That was after the year-end.

Joe Shoen:

As of year end we published 94, you know, there’s a lot of - well I could maybe give you a little color on that (Ian) is that we’re down a little bit in effective trucks if you count trucks for sale.

And, you know, if you want to know how many trucks are out on rental lots we’re down an effective count right now and we probably will stay down until the fall although we’re going to bring in between now and August 6,700 new big trucks and a couple thousand new light trucks and vans. Our total count will probably continue to decline. It won’t start to build again, if it does build, until next fall.

But as far as truck available rental days by bringing in new trucks and selling our old trucks effective truck days available should go up (Ian) so we…

(Ian Gilson):

Okay.

Joe Shoen:

We expect to see an opportunity to increase revenue both in terms of renting the trucks for more days and getting a little bit of price. So we’re looking for both over the next two quarters. We think they’re both available so even though the absolute number of trucks will be stable or slightly down the actual we think the effective time the trucks available after you subtract out down time for maintenance the new trucks just have less down time for maintenance than the old trucks.

(Ian Gilson):

Okay. Are these all GMACs?

Joe Shoen:

Yeah these are all G - yes these will all be GMC trucks.

(Ian Gilson):

What engine do we have in those?

Joe Shoen:

Those are going to be what they call an 8.1-liter gas engine. It’s a evolution of I think originally their 454 motor but it’s a V8 gas engine, it’s a very reliable, steady engine and the trucks will also have an Allison transmission, Allison automatic transmission which is pretty much the Cadillac of the industry so to speak. It’s a trouble free transmission relatively speaking.

(Ian Gilson):

Okay have we got rid of all those problem trucks that we had a year or so ago?

Joe Shoen:

I wouldn’t say we’re rid of all of them. I mean we still have some sitting on sales lots, you know, I mean it’s a process but we’re definitely making a cut out and it is - and these are the trucks we wanted to bring in to drop out our higher maintenance truck, these 6,700 trucks.

So because it’s our slow season I can sell a little aggressively in the winter just because we have a, you know, our theoretically our truck we have excess trucks through the winter. So we’re selling a little aggressively and counting on bringing on these new trucks in a timely manner to boost the fleet going into the spring and into the summer.

So I think we’re positioned - we’re going to be positioned by June 1 pretty close where we’d like to be on big trucks.

(Ian Gilson):

Great, thank you very much.

Joe Shoen:

Okay.

Operator:

Your next question comes from (Julia Gurke) with Bank of New York.

(Julia Gurke):

Good afternoon. Just wanted to get a sense from you about any potential refinancings coming up.

Joe Shoen:

Okay I’ll let Rocky maybe address that and I would assume you’re talking about beyond lease truck lease financing that’s going on all the time (Julia).

(Julia Gurke):

Yeah, yeah, I just want to know about your capital structure whether any plans have been made yet to refinance the capital structure.

Rocky Wardrip:

We have had discussions with asset-based lenders, cash flow lenders, we’re looking at or we’re involved in discussion with securitization lenders today and we’re evaluating all our alternatives. It appears as though it is something that certainly is going to be available to AMERCO. We’re just trying to define what the right structure will be at this point.

(Julia Gurke):

Okay so nothing to announce yet.

Rocky Wardrip:

No.

(Julia Gurke):

Okay thank you very much.

Operator:

Again if you would like to ask a question please press star and then the number one on your telephone keypad.

Your next question comes from (Jim Barrett) with CL King and Associates.

(Jim Barrett):

Good morning everyone. Joe could you - I know it’s the off season but any inklings of what the pricing environment looks like currently or more importantly what it may look like as we enter the busier part of the season?

Joe Shoen:

Prices - we still - we don’t have an absolute hard fix on that I think (Jim). I think everybody has a little excess capacity right now and how people are going to price coming into the spring I don’t know. We’re anticipating we’re going to get a little bit of price okay. That’s kind of the feel of our people.

But this is not a hard thing and I think we saw a lot of what you might call disjointed pricing at the end of last summer and going into the fall it kind of calmed down through the winter. But whether as demand jumps up again people will get - will start jumping around on pricing and time is all that’s going to tell.

We’re monitoring it very closely. Nobody has a, you know, a cost advantage over us, we’re the largest supplier in the industry. If anybody has a cost advantage it’s probably going to be us so I don’t think we’re going to see anything that’s going to hurt us. The question is, is how much can it help us is how I look at it right now.

(Jim Barrett):

Okay. So did you indicate that relative to last winter the pricing environment is fairly quiet?

Joe Shoen:

I would say it is yes. Last winter we got some price increases and we got a little bit of price increase this winter too.

(Jim Barrett):

Okay.

Joe Shoen:

So, you know, but these are - and as you know, that a very small price increase is significant to us.

(Jim Barrett):

Right.

Joe Shoen:

So we’re seeing some price increases. There’s nothing here to that’s worrying me at this time although we’ll see when it heats up here a little bit in the spring. And we’re going to come out with a pretty heavy hitting fleet by June and that’ll have some competitive effects. But I hope that those people all respond in a responsible way and everybody prices to get a fair price for the service we’re providing.

(Jim Barrett):

Yeah. Now in terms of Rep West has the Commissioner of Insurance in that state allowed you to terminate the policies you had down there or let them expire?

Joe Shoen:

We were down to under ten policies in Florida at the beginning or the middle of last week and we’re trying to get rid of the last couple of those. They may have got rid of them by today.

(Jim Barrett):

Okay.

Joe Shoen:

So we’re not out, out, out but we’re pretty close to out, out, out. I - I’m a little gun shy but we were - the plan last middle of last week was to send somebody door to door to the last policy holders to see if we could just talk them out of them. So suggest an alternative to them because it’s just - we have no, you know, we’re out of that business.

(Jim Barrett):

That sounds like a pretty low number. Now so if Rep West going forward is now pretty much exclusively writing policies for U-Haul renters can you give us a general sense of what the normalized operating margin should be in that business?

Joe Shoen:

No. I can tell you that we’re probably looking premium volume next year, you know, somewhere between $17 and $25 million the I think I’m right its going to be a very modest number. It’ll have a pretty good underwriting margin. Business will be business we kind of know.

We have some plans that could put another, you know, increment of revenue on top of that but we also think would have a decent profit margin or its not a - they call it an underwriting margin. And it would also be fairly short tail business. It, you know, I hesitate to say what the profit margin is in any insurance product because I don’t…

(Jim Barrett):

Right.

Joe Shoen:

Think anybody knows.

(Jim Barrett):

Yeah.

Joe Shoen:

But I think that what we’re - what the $64,000 question is, is how does our investment income, our continued law, you know, benefit payout on business that is now a year or more old because we’ll still be adjudicating claims on the insurance we wrote two years ago, probably two years from now is the la, you know, the last of the claims cleanup.

(Jim Barrett):

Right.

Joe Shoen:

But if that pays out the question is, is our investment income and our premium volume going to cover our overhead is really I think the kind of the question. And at this time on paper it does and so we’re going to have to see now just how well we’re able to implement (Jim).

(Jim Barrett):

Okay.

Joe Shoen:

So I - I got caught as you know with the both the hurricane losses caught us real hard.

(Jim Barrett):

Yeah.

Joe Shoen:

And so we’re way off of what we had anticipated the year ago as far as a bottom line number. But as far as where we are in reserves where we wanted to be which is we think we are the consensus amongst every professional I can get is we’re dead on on reserves and their opinions carry more and more weight the older and older the book of claims becomes. So they’re now looking at claims for the most part that are a year old.

(Jim Barrett):

Yeah.

Joe Shoen:

And they just their estimates become much more indicative of final payout. So we’re going to over the next several months continue to explore ways to seed off remaining claims that we can get, in other words, remaining insurance liabilities by, you know, matching them up with assets to the extent we can find some opportunities to do that. But that make pretty much sense because again we’re out of that business and so it just becomes, you know, a carryover.

And if we can get out of it in some time of halfway reasonable manner its just more prudent and then that allows us to again cut back our overhead because part of our over - the vast majority of the people I think there’s something like 260 people now presently at Republic Western and the vast majority of those people are in the claims handling end of the business. They’re either, you know, adjusters or they’re programmers, you know, who are programming for the adjusters that sort of thing.

And so we have a big opportunity if we could see that a major part of this business go away that we could deal with that and so I think we’re going to see an opportunity there but I can’t guarantee it. But I do think at least on paper what I’ve seen is believable that we can cover our overhead over the next 12 months from investment income, new policies written. So I’m pretty optimistic really.

(Jim Barrett):

And considering the tail of the policies that are written in that business is that again indicate they have a couple of years tail?

Joe Shoen:

It depends on the business. We have kind of a bi-mobile distribution. We have a bunch of stuff that let’s say its automotive related which the bulk of that stuff has a couple years left on it. And then we have a group of excess workers compensation coverages and those things theoretically are 30-year tails. So it’s a bi-mobile distribution if we could seed the worker’s comp out then we’d bring it up - everything would be fairly short tail business.

And we - and the way we handle it we’ve already bifurcated the two books so we have a group of specialized people handling the long tail and another group handling the automotive which is much more analogous to the typical U-Haul claims.

And so what’ll - the one that kind of sticks out or, you know, looks a little weird if you looked at the whole business plan is the worker’s comp and that would be the logical stuff if we could seed that off to just kind of clean up the whole operation.

(Jim Barrett):

I see. Okay thanks a lot Joe.

Joe Shoen:

You bet.

Operator:

You have a follow up question from (Ian Gilson) with Granite Financial Group.

(Ian Gilson):

Yes thanks. I forgot to ask, what was the utilization rate in storage in the third quarter?

Joe Shoen:

That - this is Joe (Ian).

(Ian Gilson):

Yeah.

Joe Shoen:

I - and - I think it was 81, you know, that’s a moving target all the time. That isn’t - they do two kinds of ones. I think if you took a snapshot picture I think it was 81 at the bottom, which would have been let’s, say December 31, it might have been 81.5 or something like that. And based on where we ran last summer the indications are that we’ll run considerably up.

If you did a blended 12 month occupancy it’s a higher number than that (Ian) and it gets a little, you know, everybody’s always trying to massage numbers to make them look more acceptable. But I think our raw number was about 81 at the end of December which means we’ll run - probably run above 85 through the summer maybe two or three points above 85.

(Ian Gilson):

Okay thank you very much.

Operator:

Your next question comes from (Gideon Bernstein) with Leisure Capital Management.

(Gideon Bernstein):

Good morning. Could you talk about the status of your preferred stock and you mentioned in the last few calls that you wouldn’t be calling it for awhile but now that your cash flow has changed is that changing your outlook on giving out security in the market?

Joe Shoen:

This is Joe and Rocky you jump in if I put my foot in my mouth. We don’t have a plan to do something with it right now. You’re obviously a person that can count. We’re getting people who are suggesting we ought to do that. It’s not a front burner item (Gideon) if that makes sense to you.

But I mean that’s - it’s always a, you know, Rocky and the rest of my treasury team, you know, are looking at it in a very logical manner. We think our greater near term is to interested in fixing the rate on our floating rate debt and extending the maturities and that our - that’s our nearest opportunity and we’re spending more time on that if that makes sense.

It’s not to say that we haven’t - it hasn’t occurred to us that there’s an opportunity perhaps in the preferred but there’s been no - there’s no real effort being put on that at this time.

Operator:

At this time there are no further questions. Mr. Shoen are there any closing remarks?

Joe Shoen:

Again I want to thank everybody for their support. I think we got a timely report out this time. I would expect us to be able to continue to timely report. As you know, the increments on this recording due to changes in the rules, the increments will be getting tighter and tighter and I think that (Jack Peterson) and his team have done a good job of getting us there and I expect you should expect timely accurate reporting.

And then on top of that I look forward to some good results. So my thanks for your continued support and look forward to talking to you again.

Operator:

This does conclude today’s conference call. You may now disconnect.